Exhibit 99.01


    Aradyme CEO, Discusses Recent Milestones with Multiple Online Publishers

American Fork, Utah - April 2, 2004 - Aradyme Corp. (OTCBB: ADYE) announced today its Chairman and CEO, James R. Spencer, will be featured in multiple online interviews with CEOcast.com, WallstreetReporter.com, and CEOCFOinterviews.com. During the interviews Mr. Spencer discussed the company's recent press release concerning their improved financial position, as well as new target audiences and short-term sales potential that have developed since the first of the year. The interviews will be available at http://www.ceocast.com, http://www.wallstreetreporter.com, and at http://www.ceocfointerviews.com for at least a week.

To access Mr. Spencer's interview at CEOcast.com, click on the "Register Free" banner in the upper right corner of the page. You will be prompted to enter your name, e-mail address and create a password. This will register you and send you back to CEO cast's home page. At this point, type in Aradyme, and its ticker symbol, ADYE. That will lead you to the interview, which will be available online for a week.

To access Mr. Spencer's interview at WallstreetReporter.com, locate "Today's Interviews" at the top right of the home page. Scroll down that column until you find Mr. Spencer's interview under the "OTCBB" heading.

For Mr. Spencer interview at CEOCFOinterviews.com, the transcribed interview will be available online late in the week of April 5th. Select "CFOCEO Current Issue" in the left column of the home page. To view the interview, left click on the company name.

Aradyme Development Corp. is a "Next Generation" database platform company. It develops and distributes integrated software solutions and services that help companies manage and grow their businesses. It uses proprietary technology to rapidly build integrated database applications in a drag-and-drop environment that are more powerful, flexible and yet more affordable than today's leading alternatives. They also extract, cleanse and prepare data in a fraction of the traditional time for migration to other industry leading database applications, regardless of the platform or schema. Aradyme-based solutions remain flexible to real-time additions, modifications and changes, allowing applications to continually evolve real-time with business processes. Aradyme is currently involved in custom application development and data migration services in a variety of government and business sectors.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: Information in this release is subject to uncertainties relating to market conditions, the technology, business plan, market opportunities and other contingencies. The company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the company's business, please refer to the "Risk Factors" section of the company's SEC filings.

CONTACTS:

Aradyme Corp., American Fork
Kirk Tanner, 801/756-9585
ktanner@aradyme.com